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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                            (Amendment No. ________)*

                             SOLITRON DEVICES, INC.
       -------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $0.01 Par Value
       -------------------------------------------------------------------
                         (Title of Class of Securities)


                                   834 25 6208
       -------------------------------------------------------------------
                                 (CUSIP Number)


                                 John Stayduhar
                            3597 Birdie Drive, #406
                            Lake Worth, Florida 33467
       -------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)


                                  May 29, 2008
       -------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. |_|

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

   Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid
                               OMB control number.

CUSIP No.834 25 6208                       13D               Page 2 of 6 Pages


________________________________________________________________________________
1    NAMES OF REPORTING PERSONS

     John Stayduhar

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (see instructions)                                          (a)  [_]
                                                                 (b)  [b]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS* (see instructions)


     PF
________________________________________________________________________________
5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION


     USA
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         0

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    285,232 (1)
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         0

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH:
                    285,232 (1)

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    285,232 (1)

________________________________________________________________________________
12   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
     (see instructions)
                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     12.6
________________________________________________________________________________
14   TYPE OF REPORTING PERSON* (see instructions)


     IN
________________________________________________________________________________


(1)  Jointly with wife, Harminia G. Mangubat

CUSIP No.834 25 6208                       13D                Page 3 of 6 Pages


________________________________________________________________________________
1    NAMES OF REPORTING PERSONS

     Herminia G. Mangubat

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (see instructions)                                          (a)  [_]
                                                                 (b)  [b]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS* (see instructions)


     PF
________________________________________________________________________________
5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION


     USA
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         0

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    285,232 (1)
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         0

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH:
                    285,232 (1)

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    285,232 (1)

________________________________________________________________________________
12   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
     (see instructions)
                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     12.6
________________________________________________________________________________
14   TYPE OF REPORTING PERSON* (see instructions)


     IN
________________________________________________________________________________


(1)  Jointly with husband, John Stayduhar

CUSIP No.834 25 6208                       13D               Page 4 of 6 Pages


________________________________________________________________________________
1    NAMES OF REPORTING PERSONS

    Stayduhar Mangubat Trust, John Stayduhar and his wife, Herminia G. Mangubat, as settlors of such trust

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (see instructions)                                          (a)  [_]
                                                                 (b)  [b]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS* (see instructions)


     OO
________________________________________________________________________________
5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION


     USA
________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF         0

   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    285,232 (1)
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         0

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH:
                    285,232 (1)

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    285,232 (1)

________________________________________________________________________________
12   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
     (see instructions)
                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


     12.6
________________________________________________________________________________
14   TYPE OF REPORTING PERSON* (see instructions)


     OO
________________________________________________________________________________


(1)  Jointly with John Stayduhar, and wife, Herminia G. Mangubat.

CUSIP No.834 25 6208                      13D                Page 5 of 6 Pages


________________________________________________________________________________
Item 1. Security and Issuer.

        Common Stock, Solitron Devices, Inc., 3301 Electronics Way, West Palm Beach, Florida 33407

________________________________________________________________________________
Item 2. Identity and Background.

     (a)  John Stayduhar and wife, Herminia G. Mangubat

     (b)  3597 Birdie Drive, #406, Lake Worth, Florida  33467

     (c)  John Stayduhar is retired.  Herminia G. Mangubat is a Registered
          Nurse.

     (d)  Not applicable.

     (e)  Not applicable

     (f)  USA

________________________________________________________________________________
Item 3. Source and Amount of Funds or Other Consideration.

         none
________________________________________________________________________________
Item 4. Purpose of Transaction.

     (a)

     (b)

     (c)

     (d)

     (e)

     (f)

     (g)

     (h)

     (i)

     (j)

________________________________________________________________________________
Item 5. Interest in Securities of the Issuer.

     (a)-(b)

         285,232 Shares of Common Stock of Issuer. Represents 12.6% of total outstanding of 2,262,904. John Stayduhar and his wife, Herminia G. Mangubat are settlors of the Stayduhar Mangubat Trust, and as sole joint beneficiaries with right of survivorship, joint and several investment advisors, with sole joint voting powers

     (c)  none

     (d) none

     (e) n/a

________________________________________________________________________________
Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.



________________________________________________________________________________
Item 7. Material to be Filed as Exhibits.



________________________________________________________________________________

                                   SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                   December 1, 2008
                                        ----------------------------------------
                                                         (Date)


                                                /s/ John Stayduhar
                                        ----------------------------------------
                                                      John Stayduhar,
                                                      (Signature)

                                               /s/ Herminia G. Mangubat
                                       ----------------------------------------
                                                   Herminia G. Mangubat
                                                      (Signature)

                                               /s/ John Stayduhar
                                        ----------------------------------------
                                        John Stayduhar, as settlor, Stayduhar
                                        Mangubat Trust



Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).